SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2003

Harrodsburg First Financial Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26570	61-1284899
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

104 South Chiles Street	40330-1620
Harrodsburg, Kentucky (Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (859) 734-5452

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events.

In connection with a routine regulatory examination, Citizens Financial Bank, Inc. (the “Bank” or “Citizens Financial”) has entered into a memorandum of understanding between the Regional Director of the Federal Deposit Insurance Corporation, Chicago Region (the “Regional Director”) and the Commissioner of the Kentucky Department of Financial Institutions (the “Commissioner”). The registrant, Harrodsburg First Financial Bancorp, Inc (“Harrodsburg”), owns a majority interest in the Bank.

The understanding was signed on September 16, 2003 (the “Effective Date”) and will, among other things, place a restriction on the Bank’s asset growth. Pursuant to the understanding, the Bank may not increase its total assets by more than 5% during any consecutive three-month period without first providing at least 30 days advance written notice to the Regional Director and the Commissioner. Additionally, among other things, the understanding requires the Bank to revise certain of its loan policies and review procedures. The restriction on the Bank’s asset growth is effective immediately and the revision of certain of the Bank’s loan policies and review procedures must be completed within 60 days from the Effective Date.

Citizens Financial is a de novo Kentucky-chartered commercial bank located in Glasgow, Kentucky that commenced operations in July 2001. The Bank is a well-capitalized institution and the understanding does not result in any interruption of the Bank’s day-to-day operations. Additionally, the Bank is taking immediate action to comply with the understanding. Harrodsburg does not believe the understanding will have a material impact upon its consolidated financial statements.

Statements contained in this Form 8-K, which are not historical facts, are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to actions of regulatory authorities in connection with the Bank’s matter of understanding and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

Date: September 17, 2003	By:	/s/ Arthur L. Freeman
Arthur L. Freeman Chairman and Chief Executive Officer

3